FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended                     December 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                      to

Commission file number                                  1-10312

SYNOVUS FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN

SYNOVUS FINANCIAL CORP.

1111 BAY AVENUE

SUITE 500

COLUMBUS, GEORGIA 31901

(706) 649-5220

Exhibit 99.2

SYNOVUS FINANCIAL CORP.

EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2005, 2004, and 2003

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

Employee Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) as of December 31, 2005 and 2004, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Plan’s administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Synovus Financial Corp. Employee Stock Purchase Plan as of December 31, 2005 and 2004, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

April 4, 2006

SYNOVUS FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2005 and 2004

Assets	2005	2004
Common stock of Synovus Financial Corp. at market value –
2,474,237 shares (cost $53,020,376) in 2005 and
2,559,837 shares (cost $50,153,264) in 2004 (note 2)	$66,829,155	73,160,139
Dividends receivable	452,296	442,188
Contributions receivable	629,248	574,670
	$67,910,699	74,176,997
Liabilities and Plan Equity
Plan equity (4,606 and 4,487 participants in 2005 and 2004,
respectively) (note 2)	$67,910,699	74,176,997
See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP. EMPLOYEE STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Dividend income	$1,843,710	1,758,765	1,610,272
Realized gain on distributions to
participants (note 5)	5,394,207	4,209,690	3,021,846
Unrealized (depreciation) appreciation of common
stock of Synovus Financial Corp. (note 4)	(9,198,096)	(5,465,637)	21,553,296
Contributions (notes 1 and 3):
Participants	9,993,103	8,999,239	8,514,987
Participating employers	4,996,579	4,499,856	4,257,622
	13,029,503	14,001,913	38,958,023
Withdrawals by participants – common stock of
Synovus Financial Corp. at market value
(675,345 shares in 2005, 620,532 shares in 2004,
and 597,829 shares in 2003) (note 5)	(19,295,801)	(15,871,751)	(12,428,772)
(Decrease) increase in Plan equity
for the year	(6,266,298)	(1,869,838)	26,529,251
Plan equity at beginning of year	74,176,997	76,046,835	49,517,584
Plan equity at end of year	$67,910,699	74,176,997	76,046,835

See accompanying notes to financial statements.

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SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2005, 2004, and 2003

(1)	Description of the Plan

The Synovus Financial Corp. Employee Stock Purchase Plan (the Plan) was implemented as of January 15, 1979. The Plan is designed to enable participating Synovus Financial Corp. (Synovus) and subsidiaries’ employees to purchase shares of Synovus common stock at prevailing market prices from contributions made by them and Synovus and subsidiaries (the Participating Employers).

Synovus serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Through June 30, 2002, all employees who worked 20 hours per week or more were eligible to participate in the Plan after completing three months of continuous employment prior to the beginning of a calendar quarter. Effective July 1, 2002, the Plan was amended to allow employees who work twenty hours per week or more to become eligible to participate in the plan on the first payroll date after completing three months of continuous employment. The Plan also permits a participant who has successfully completed the State of Georgia’s Intellectual Capital Partnership Program (ICAPP) to begin participation in the Plan immediately upon the participant’s commencement of employment with a Participating Employer.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum contribution ranges from 3% to 7% of compensation based on years of service. Through June 30, 2002, the minimum contribution percentage was 0.5% of compensation. Effective July 1, 2002, the minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to one-half of each participant’s contribution. All contributions to the Plan vest immediately.

The Plan provides, among other things, that all expenses of administering the Plan shall be paid by Synovus. Brokers’ fees, commissions, postage, and other transaction costs incurred in connection with the purchase in the open market of Synovus common stock under the Plan are included in the cost of such stock to each participant.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of Synovus or in a lump-sum cash distribution. Prior to January 23, 2002, participants who had previously withdrawn shares from their Plan account remained eligible to participate, but with certain exceptions were precluded from receiving matching contributions from the Participating Employers for a specified period of time. Effective January 23, 2002, the Plan was amended to remove the above mentioned restriction on receiving matching contributions upon a withdrawal of shares from the Plan.

Synovus expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or his employer prior to the date of such amendment or termination.

Synovus reserves the right to suspend participating employer contributions to the Plan if its board of directors feels that Synovus’ financial condition warrants such action.

4	(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2005, 2004, and 2003
(2)	Summary of Accounting Policies

The investment in Synovus common stock is stated at market value which is based on the closing price at year-end obtained by using market quotations on the principal public exchange market for which such security is traded. The December 31, 2005 and 2004 market values were $27.01 and $28.58 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per common stock share and the market value per share at the date of the distribution to the participants.

Dividend income is accrued on the record date.

The Plan’s investments include common stock of Synovus which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

Contributions by participants and Participating Employers are accounted for on the accrual basis.

Withdrawals are accounted for upon distribution. At December 31, 2005, plan investments include 93,118 shares held by 327 terminated employees who have not yet requested distribution in accordance with the terms of the Plan.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their employer. Cash dividends paid on Synovus common stock purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the Synovus common stock purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of the receivable is a reasonable approximation of the fair value due to the short-term nature of these instruments.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

5	(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2005, 2004, and 2003
(3)	Contributions
Contributions by Participating Employers and by participants are as follows:
	2005		2004		2003
	Participating		Participating		Participating
Participating Employers	Employers	Participants	Employers	Participants	Employers	Participants
Synovus Financial Corp.	$950,392	1,900,728	869,037	1,737,990	785,144	1,570,571
Columbus Bank and Trust Company	413,281	826,478	375,739	751,434	340,621	681,202
Commercial Bank and Trust Company
of Troup County	34,721	69,435	32,888	65,771	36,536	73,066
Commercial Bank of Thomasville	59,711	119,416	55,971	111,937	51,824	103,643
Security Bank and Trust Company	45,679	91,353	45,712	91,949	45,742	91,478
Of Albany
Sumter Bank and Trust Company	48,785	97,564	43,451	86,898	40,935	81,867
The Coastal Bank of Georgia	53,951	107,895	53,010	106,015	47,700	95,394
First State Bank and Trust Company	44,225	88,445	43,075	86,144	40,427	80,848
Cohutta Banking Company	56,010	112,015	46,924	93,842	50,916	101,825
Bank of Coweta	62,721	125,436	56,827	113,647	57,431	114,854
Citizens Bank & Trust of West Georgia	101,758	203,503	96,844	193,674	92,057	184,098
Synovus Securities, Inc.	310,009	620,433	252,190	504,374	238,439	476,868
The Quincy State Bank	—	—	7,384	14,768	27,999	55,996
Community Bank and Trust of
Southeast Alabama	34,664	69,323	28,433	56,852	26,424	52,844
Tallahassee State Bank	26,833	53,663	23,908	47,814	23,306	46,610
CB&T Bank of Middle Georgia	47,846	95,686	47,131	94,258	43,021	86,037
First Community Bank of Tifton	40,044	80,084	40,109	80,214	36,379	72,719
CB&T of East Alabama*	38,073	76,141	38,095	76,186	35,676	71,348
Sea Island Bank	53,008	106,010	43,140	86,275	38,359	76,713
Citizens First Bank	44,537	89,069	41,825	83,645	42,016	84,026
First Coast Community Bank	29,517	59,030	28,298	56,593	29,167	58,331
Bank of Pensacola	103,597	207,185	87,118	174,229	80,753	161,498
Vanguard Bank and Trust	66,796	133,582	62,517	125,025	60,872	121,736
The National Bank of Walton County	43,807	87,609	41,630	83,254	39,987	79,969
Athens First Bank & Trust Co.	150,307	300,600	143,596	287,178	137,910	275,804
Citizens Bank of Fort Valley	18,803	37,604	16,877	33,753	18,867	37,732
First Commercial Bank of Birmingham	175,218	350,418	160,728	321,439	169,228	338,440
First National Bank of Jasper	95,440	190,867	91,255	182,497	82,600	165,187
Sterling Bank	44,039	88,073	38,289	76,573	33,614	67,224
The Bank of Tuscaloosa	62,944	125,881	55,719	111,433	48,465	96,925
First Commercial Bank of Huntsville	59,169	118,330	55,036	110,064	53,218	106,430
Peachtree National Bank	50,629	101,252	47,682	95,310	51,604	103,202
Synovus Mortgage Corp.	171,157	342,303	168,012	336,004	233,986	467,959
Citizens & Merchants State Bank	24,744	49,486	24,420	48,837	23,968	47,933
Synovus Trust Company	233,262	466,506	204,107	408,200	190,747	381,439
The National Bank of South Carolina	296,227	592,421	276,503	552,971	250,003	499,970
Bank of North Georgia	316,769	633,512	269,249	538,474	258,871	517,621
Georgia Bank & Trust	42,612	85,217	43,265	86,021	49,634	99,262
Synovus Trust Company of Florida	—	—	—	—	2,164	4,328
Synovus Trust Company of Alabama	—	—	—	—	1,537	3,073
Charter Bank and Trust Co.	—	—	21,106	42,210	40,713	81,420
Merit Leasing Corp.	3,029	6,057	2,868	5,737	2,381	4,761
Mountain National Bank	—	—	21,288	42,576	39,746	79,487
Total Technology Ventures	7,439	14,878	3,680	7,360	4,465	8,930
Synovus Insurance of Georgia	12,672	25,343	12,459	24,918	12,662	25,323
Creative Financial Group	68,498	136,991	61,919	123,835	52,807	105,611
GLOBALT, Inc.	50,618	101,234	50,043	100,083	40,640	81,279
Machinery Leasing Co., Inc.	2,349	4,698	2,372	4,745	2,343	4,685
The Bank of Nashville	51,561	103,117	43,783	87,561	45,019	90,033
Synovus Investment Advisors	46,022	92,042	32,538	65,074	8,736	17,471
EPW Investment Management	—	—	—	—	1,870	3,740
United Trust Company	—	—	—	—	3,130	6,259
United Bank of the Gulf Coast**	—	—	10,817	21,634	9,281	18,562
United Bank and Trust**	—	—	70,535	141,066	42,113	84,222
First Nation Bank	54,256	108,506	46,222	92,438	33,569	67,134
Peoples Bank**	—	—	41,834	83,665	—	—
Synovus Bank of Jacksonville	27,738	55,474	5,166	10,331	—	—
Trust One Bank	63,388	126,772	17,232	34,464	—	—
Synovus Insurance of Florida	414	831	—	—	—	—
Synovus Bank of Tampa Bay	157,310	314,607	—	—	—	—
Total contributions	$4,996,579	9,993,103	4,499,856	8,999,239	4,257,622	8,514,987

*	On August 1, 2005, CB&T Bank of Russell County changed its name to CB&T of East Alabama.
**	On July 22, 2005, these companies were merged to form Synovus Bank of Tampa Bay.

6	(Continued)

SYNOVUS FINANCIAL CORP.
EMPLOYEE STOCK PURCHASE PLAN
Notes to Financial Statements
December 31, 2005, 2004, and 2003

(4)	Unrealized (Depreciation) Appreciation of Synovus Common Stock

Changes in unrealized (depreciation) appreciation of Synovus common stock are as follows:

	2005	2004	2003
Unrealized appreciation at end of year	$13,808,779	23,006,875	28,472,512
Unrealized appreciation at beginning
of year	23,006,875	28,472,512	6,919,216
Unrealized (depreciation) appreciation
for the year	$(9,198,096)	(5,465,637)	21,553,296

(5)	Realized Gain on Withdrawal/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2005	2004	2003
Market value at dates of distribution or
redemption of shares of Synovus
common stock	$19,295,801	15,871,751	12,428,772
Less cost (computed on an average
cost basis) of shares of Synovus
common stock distributed or
redeemed	13,901,594	11,662,061	9,406,926
Total realized gain	$5,394,207	4,209,690	3,021,846

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